Exhibit 99.1

Covidien Reports Fourth-Quarter and Fiscal 2010 Results

•	Net sales up 3%; Medical Devices sales up 9%

•	Fourth-quarter diluted GAAP earnings per share from continuing operations were $0.77; excluding specified items, adjusted diluted earnings per share from continuing operations were $0.84, up 18%

•	Fiscal 2010 diluted GAAP earnings per share from continuing operations were $3.10; excluding specified items, adjusted diluted earnings per share from continuing operations were $3.38, up 22%

DUBLIN, Ireland – November 9, 2010 – Covidien plc (NYSE: COV) today reported results for the fourth quarter of fiscal 2010 (July – September 2010). Fourth-quarter net sales of $2.67 billion increased 3% from the $2.59 billion reported a year ago, with foreign exchange rate movement reducing the quarterly sales growth rate by approximately one percentage point.

Fourth-quarter 2010 gross margin of 54.9% rose 0.6 percentage points from the 54.3% of the prior-year period. On an adjusted basis, fourth-quarter 2010 gross margin of 56.2% was 1.9 percentage points above that of a year ago. This improvement reflected positive mix in all three business segments, portfolio moves and benefits from our restructuring program, partially offset by unfavorable foreign exchange.

Selling, general and administrative expenses for the fourth quarter of 2010 were slightly below those of the comparable quarter of the year before. Research and Development (R&D) expense in the fourth quarter climbed 18% and represented 4.7% of net sales, versus 4.1% of sales in the year-ago period.

In the fourth quarter of 2010, the Company reported operating income of $443 million, versus $314 million in the same period the year before. Fourth-quarter 2010 adjusted operating income, excluding the specified items shown on the attached quarterly Non-GAAP reconciliations table, was $547 million, compared with $526 million in the previous year. Fourth-quarter 2010 adjusted operating income, excluding the specified items, represented 20.5% of sales, versus 20.3% a year ago.

As a result of tax planning strategies implemented in the fourth quarter of 2010, the Company received a tax benefit in the quarter, versus an effective tax rate of 68.8% in the fourth quarter of 2009. The fourth-quarter 2010 adjusted tax rate, excluding specified items, was 15.3%, versus 26.7% in the fourth quarter a year earlier.

Diluted GAAP earnings per share from continuing operations were $0.77 in the fourth quarter of 2010, versus $0.25 per share in the comparable quarter last year. Fourth-quarter 2010 adjusted diluted earnings per share, excluding specified items, were $0.84, versus $0.71 a year ago, an 18% increase.

For fiscal 2010, net sales of $10.43 billion were 2% above the $10.26 billion in fiscal 2009, with favorable foreign exchange increasing the sales growth rate by approximately two percentage points. On an adjusted basis, excluding sales of oxycodone hydrochloride extended-release tablets (Oxy ER) from the 2009 base, net sales were 5% higher than those of the prior year. Favorable foreign exchange increased the sales growth rate by approximately two percentage points.

The Company reported operating income of $2.06 billion in fiscal 2010, versus $1.81 billion a year earlier. Fiscal 2010 adjusted operating income, excluding the specified items shown on the attached Non-GAAP reconciliations table, was $2.26 billion, versus $2.03 billion in the previous year, a gain of 12%. Excluding the specified items and Oxy ER in 2009, fiscal 2010 adjusted operating income represented 21.7% of sales, versus 20.4% the year before.

The effective tax rate was 18.8% for fiscal 2010, versus 47.9% in fiscal 2009. Excluding the specified items, the adjusted tax rate for 2010 was 19.5%, versus 25.9% in fiscal 2009.

For fiscal 2010, diluted GAAP earnings per share from continuing operations were $3.10, versus $1.86 for fiscal 2009. Excluding the specified items and Oxy ER in 2009, adjusted diluted earnings per share from continuing operations were $3.38, versus $2.78 a year ago, a 22% increase.

“We finished fiscal 2010 by again delivering improvement in our quarterly gross and operating margins, combined with double-digit earnings growth,” said Richard J. Meelia, Chairman, President and CEO. “This solid performance was led by our largest business segment, Medical Devices, which posted another good quarter paced by strong gains in Vascular, Oximetry & Monitoring and Energy products.

“During 2010, we made significant progress in reshaping our portfolio, acquiring Aspect, ev3 and Somanetics, all of which are meeting or exceeding our expectations. We divested the Specialty Chemicals business, U.S. nuclear pharmacies, and sleep and oxygen product lines, reallocating resources to faster growing areas of our business. We launched more than 20 new products, including Tri-Staple™, LigaSure™ 5, TaperGuard™ and EXALGO®, all of which are doing well in the marketplace,” Mr. Meelia said, adding that “Although the market environment remains challenging, we are confident that our robust pipeline of new offerings, portfolio additions and strategic investments funded by our strong cash flow will drive positive operational results in 2011 and beyond.”

BUSINESS SEGMENT RESULTS

Medical Devices sales of $1.77 billion in the fourth quarter were 9% above the $1.63 billion in the comparable quarter of last year. Operational growth (net sales growth, excluding the effect of foreign exchange) was 10%, reflecting acquisitions, new products and increased volume, partially offset by divestitures. Operationally, fourth-quarter sales in Endomechanical advanced, driven by higher sales of stapling and laparoscopic products. In Soft Tissue Repair, biosurgery and fixation both registered good growth, while sales of mesh increased, though at a slower rate than in past quarters. The Energy double-digit quarterly sales gain was again due to a sharp rise in sales of vessel sealing products. In the Oximetry & Monitoring product line, double-digit sales gains were primarily due to the Aspect acquisition. In Airway &

Ventilation, sales were below those of a year ago, primarily due to the divestiture of the sleep product line, coupled with lower ventilator sales due to difficult comparisons with last year’s flu-related volume. Vascular sales climbed more than 70%, reflecting the addition of ev3 products and double-digit increases for venous insufficiency and compression products. ev3’s sales and profitability performance in the quarter exceeded our expectations and, as a result, the acquisition was only slightly dilutive to earnings per share.

For fiscal 2010, Medical Devices sales rose 11% to $6.72 billion from $6.06 billion in the prior year. Favorable foreign exchange contributed approximately three percentage points to the increase.

Pharmaceuticals sales of $465 million in the fourth quarter were down 12% from last year’s fourth-quarter sales of $530 million. The decline primarily reflected the sale of the U.S. nuclear pharmacies business in the third quarter, coupled with a sales decline in Specialty Pharmaceuticals. Fourth-quarter sales of Contrast Products were above those of a year ago, primarily due to customer order patterns. Sales of Active Pharmaceutical Ingredients in the quarter increased somewhat from the year-before level, in part due to higher narcotic product sales. In Specialty Pharmaceuticals, generic sales declined, reflecting increased competitive activity which drove lower pricing versus a year ago. Compared with the third quarter 2010, however, generic pricing stabilized. In branded pharmaceuticals, sales of EXALGO and PENNSAID® did not offset a significant decline for Restoril and Tofranil that was related to competition from generics. Excluding the divestiture of the U.S. nuclear pharmacies business, sales of Radiopharmaceuticals were below those of a year ago, partially due to lower thallium sales.

Pharmaceuticals sales of $1.99 billion in fiscal 2010 decreased 5% from last year’s $2.10 billion.

Medical Supplies fourth-quarter sales of $432 million were essentially unchanged from the $433 million reported in the comparable quarter of the previous year, as increased sales of Nursing Care and OEM products offset lower sales of Medical Surgical and SharpSafety products. For fiscal 2010, sales of Medical Supplies, at $1.72 billion, were 2% below last year’s $1.75 billion.

In the fourth quarter of 2010, Covidien purchased approximately 6.6 million ordinary shares under its previously announced share buyback program.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2010 revenue of $10.4 billion, Covidien has approximately 42,000 employees worldwide in more than 60 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS

Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Brian Nameth
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	brian.nameth@covidien.com

CONFERENCE CALL AND WEBCAST

The Company will hold a conference call for investors today, beginning at 8:30 a.m. ET. This call can be accessed three ways:

•	At Covidien’s website: http://investor.covidien.com

•

By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is 800-659-2056. For participants outside the U.S., the dial-in number is 617-614-2714. The access code for all callers is 67108093.

•

Through an audio replay: A replay of the conference call will be available beginning at 11:30 a.m. on November 9, 2010, and ending at 5:00 p.m. on November 16, 2010. The dial-in number for U.S. participants is 888-286-8010. For participants outside the U.S., the replay dial-in number is 617-801-6888. The replay access code for all callers is 25423270.

NON-GAAP FINANCIAL MEASURES

This press release contains financial measures, including operational growth, adjusted net sales, adjusted operating income, adjusted earnings per share and adjusted operating margin, which are considered “non-GAAP” financial measures under applicable Securities & Exchange Commission rules and regulations. These non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The Company’s definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of Covidien’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Covidien’s business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

The Company excludes the one-time impact of Oxy ER from its fiscal 2009 net sales to give investors a better perspective on its base business operations. Sales of Oxy ER in 2009 were $354 million.

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, our ability to effectively introduce and market new products or keep pace with advances in technology, the reimbursement practices of a small number of large public and private insurers, cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations, manufacturing or supply chain problems or disruptions, rising commodity costs, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, competition, risks associated with doing business outside of the United States, foreign currency exchange rates or potential environmental liabilities. These and other factors are identified and described in more detail in our filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.

Covidien plc

Consolidated Statements of Income

Quarters Ended September 24, 2010 and September 25, 2009

(dollars in millions, except per share data)

	Quarter Ended September 24, 2010	Percent of Net Sales	Quarter Ended September 25, 2009	Percent of Net Sales
Net sales	$2,670	100.0%	$2,590	100.0%
Cost of goods sold	1,203	45.1	1,183	45.7

Gross profit	1,467	54.9	1,407	54.3

Selling, general and administrative expenses	878	32.9	906	35.0
Research and development expenses	126	4.7	107	4.1
Restructuring charges	20	0.7	44	1.7
In-process research and development charge	—	—	36	1.4

Operating income	443	16.6	314	12.1

Interest expense	(59)	(2.2)	(44)	(1.7)
Interest income	5	0.2	4	0.2
Other (expense) income, net	(9)	(0.3)	123	4.7

Income from continuing operations before income taxes	380	14.2	397	15.3

Income tax (benefit) expense	(8)	(0.3)	273	10.5

Income from continuing operations	388	14.5	124	4.8

Income (loss) from discontinued operations, net of income taxes	55	2.1	(68)	(2.6)

Net income	$443	16.6	$56	2.2

Basic earnings per share:
Income from continuing operations	$0.78		$0.25
Income (loss) from discontinued operations	0.11		(0.14)
Net income	0.89		0.11

Diluted earnings per share:
Income from continuing operations	$0.77		$0.25
Income (loss) from discontinued operations	0.11		(0.14)
Net income	0.89		0.11

Weighted-average number of shares outstanding (in millions):
Basic	499		501
Diluted	501		503

Covidien plc

Non-GAAP Reconciliations

Quarters Ended September 24, 2010 and September 25, 2009

(dollars in millions, except per share data)

	Quarter Ended September 24, 2010
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations
GAAP	$2,670	$1,467	54.9%	$443	16.6%	$380	$388	$0.77
Adjustments:
Transaction costs (1)	—	33		59		61	47	0.09
Loss on divestitures (2)	—	—		25		25	14	0.03
Restructuring charges (3)	—	—		20		20	15	0.03
Impact of tax sharing agreement (4)	—	—		—		11	11	0.02
Tax matters (5)	—	—		—		—	(54)	(0.11)

As adjusted	$2,670	$1,500	56.2	$547	20.5	$497	$421	0.84

	Quarter Ended September 25, 2009
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations
GAAP	$2,590	$1,407	54.3%	$314	12.1%	$397	$124	$0.25
Adjustments:
Loss on divestitures (2)	—	—		21		21	17	0.03
Legal charge (6)	—	—		58		58	36	0.07
Environmental charge (7)	—	—		53		53	32	0.06
Restructuring charges (3)	—	—		44		44	30	0.06
In-process research and development charge (8)	—	—		36		36	36	0.07
Impact of tax sharing agreement (9)	—	—		—		(122)	(122)	(0.24)
Tax matters (10)	—	—		—		—	204	0.41

As adjusted	$2,590	$1,407	54.3	$526	20.3	$487	$357	0.71

(1)

Represents transaction costs associated with the acquisitions of ev3, Inc. and Somanetics Corporation, including charges in cost of goods sold related to ev3 inventory that had been written up to fair value upon acquisition and financing fees included in interest expense.

(2)	Represents the net loss on the sale of businesses included in selling, general and administrative expenses.

(3)	Primarily relates to employee severance and benefits.

(4)	Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and Tyco Electronics included in other income.

(5)

Primarily consists of a one-time release of a non-U.S. valuation allowance due to tax planning strategies implemented in the fourth quarter 2010 and adjustments to income tax liabilities, a portion of which are not subject to the tax sharing agreement with Tyco International and Tyco Electronics.

(6)	Represents a legal charge related to the settlement of an anti-trust case included in selling, general and administrative expenses.

(7)	Represents the estimated additional cost to remediate environmental matters at a site in Orrington, Maine.

(8)	Relates to the acquisition of Power Medical Interventions by our Medical Devices segment.

(9)

Represents other income recorded under our tax sharing agreement with Tyco International and Tyco Electronics, primarily resulting from Tyco International’s settlement with the IRS of certain outstanding tax matters in the 2001 through 2004 audit cycle.

(10)

Primarily relates to an increase in income tax liabilities resulting from the effect of Tyco International’s settlement with the IRS of certain outstanding tax matters in the 2001 through 2004 audit cycle.

Covidien plc

Segment and Geographical Sales

Quarters Ended September 24, 2010 and September 25, 2009

(dollars in millions)

	Quarters Ended
	September 24, 2010	September 25, 2009	Percent change	Currency impact	Operational growth (1)
Medical Devices
United States	$804	$670	20%	—%	20%
Non-U.S.	969	957	1	(1)	2

	$1,773	$1,627	9	(1)	10

Pharmaceuticals
United States	$315	$369	(15)%	—%	(15)%
Non-U.S.	150	161	(7)	(4)	(3)

	$465	$530	(12)	(1)	(11)

Medical Supplies
United States	$384	$378	2%	—%	2%
Non-U.S.	48	55	(13)	(8)	(5)

	$432	$433	—	(1)	1

Covidien plc
United States	$1,503	$1,417	6%	—%	6%
Non-U.S.	1,167	1,173	(1)	(2)	1

	$2,670	$2,590	3	(1)	4

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc

Select Product Line Sales

Quarters Ended September 24, 2010 and September 25, 2009

(dollars in millions)

	Quarters Ended
	September 24, 2010	September 25, 2009	Percent change	Currency impact	Operational growth (1)
Medical Devices
Endomechanical Instruments	$535	$521	3%	(1)%	4%
Soft Tissue Repair Products	213	207	3	(2)	5
Energy Devices	259	232	12	(1)	13
Oximetry & Monitoring Products	192	166	16	(1)	17
Airway & Ventilation Products	185	212	(13)	(1)	(12)
Vascular Products	289	167	73	2	71

Pharmaceuticals
Specialty Pharmaceuticals	$100	$118	(15)%	—%	(15)%
Active Pharmaceutical Ingredients	93	90	3	—	3
Contrast Products	167	159	5	(2)	7
Radiopharmaceuticals	105	163	(36)	(2)	(34)

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc

Consolidated Statements of Income

Fiscal Years Ended September 24, 2010 and September 25, 2009

(dollars in millions, except per share data)

	Fiscal Year Ended September 24, 2010	Percent of Net Sales	Fiscal Year Ended September 25, 2009	Percent of Net Sales
Net sales	$10,429	100.0%	$10,263	100.0%
Cost of goods sold	4,624	44.3	4,622	45.0

Gross profit	5,805	55.7	5,641	55.0

Selling, general and administrative expenses	3,219	30.9	3,042	29.6
Research and development expenses	447	4.3	427	4.2
Restructuring charges	76	0.7	61	0.6
Shareholder settlements	—	—	183	1.8
In-process research and development charges	—	—	115	1.1

Operating income	2,063	19.8	1,813	17.7

Interest expense	(199)	(1.9)	(175)	(1.7)
Interest income	22	0.2	24	0.2
Other income, net	40	0.4	145	1.4

Income from continuing operations before income taxes	1,926	18.5	1,807	17.6

Income tax expense	363	3.5	865	8.4

Income from continuing operations	1,563	15.0	942	9.2

Income (loss) from discontinued operations, net of income taxes	69	0.7	(35)	(0.3)

Net income	$1,632	15.6	$907	8.8

Basic earnings per share:
Income from continuing operations	$3.13		$1.87
Income (loss) from discontinued operations	0.14		(0.07)
Net income	3.26		1.80

Diluted earnings per share:
Income from continuing operations	$3.10		$1.86
Income (loss) from discontinued operations	0.14		(0.07)
Net income	3.24		1.79

Weighted-average number of shares outstanding (in millions):
Basic	500		503
Diluted	504		505

Covidien plc

Non-GAAP Reconciliations

Fiscal Years Ended September 24, 2010 and September 25, 2009

(dollars in millions, except per share data)

	Fiscal Year Ended September 24, 2010
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations
GAAP	$10,429	$5,805	55.7%	$2,063	19.8%	$1,926	$1,563	$3.10
Adjustments:
Transaction costs (1)	—	33		64		77	63	0.13
Loss on divestitures (2)	—	—		25		25	14	0.03
Legal charge (3)	—	—		33		33	20	0.04
Restructuring charges (4)	—	—		76		76	56	0.11
Impact of tax sharing agreement (5)	—	—		—		(21)	(21)	(0.04)
Tax matters (6)	—	—		—		—	8	0.02

As adjusted	$10,429	$5,838	56.0	$2,261	21.7	$2,116	$1,703	3.38

	Fiscal Year Ended September 25, 2009
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations
GAAP	$10,263	$5,641	55.0%	$1,813	17.7%	$1,807	$942	$1.86
Adjustments:
Loss on divestitures (2)	—	—		21		21	17	0.03
Legal charges (3)	—	—		94		94	58	0.12
Licensing fees (7)	—	—		30		30	19	0.04
Environmental charge (8)	—	—		53		53	32	0.06
Restructuring charges (4)	—	—		61		61	39	0.08
Shareholder settlements (9)	—	—		183		183	183	0.36
In-process research and development charges (10)	—	—		115		115	114	0.23
Impact of tax sharing agreement (11)	—	—		—		(126)	(126)	(0.25)
Tax matters (12)	—	—		—		—	384	0.76

As adjusted	10,263	5,641	55.0	2,370	23.1	2,238	1,662	3.29
Impact of Oxy ER (13)	(354)	(346)	97.7	(345)	97.5	(345)	(259)	(0.51)

As adjusted, excluding impact of Oxy ER	$9,909	$5,295	53.4	$2,025	20.4	$1,893	$1,403	2.78

(1)

Represents transaction costs associated with the acquisitions of ev3, Inc. and Somanetics Corporation, including charges in cost of goods sold related to ev3 inventory that had been written up to fair value upon acquisition and financing fees included in interest expense.

(2)	Represents the net loss on the sale of businesses included in selling, general and administrative expenses.

(3)	Represents legal charges related to the settlement of anti-trust cases included in selling, general and administrative expenses.

(4)	Primarily relates to employee severance and benefits.

(5)	Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and Tyco Electronics included in other income.

(6)

Primarily consists of adjustments to income tax liabilities, a portion of which are not subject to the tax sharing agreement with Tyco International and Tyco Electronics, partially offset by a one-time release of a non-U.S. valuation allowance due to tax planning strategies implemented in the fourth quarter 2010.

(7)	Consists of research and development expenses related to up front fees and milestone payments for licensing arrangements entered into by our Pharmaceuticals segment.

(8)	Represents the estimated additional cost to remediate environmental matters at a site in Orrington, Maine.

(9)	Represents our portion of Tyco International’s legal settlements with certain shareholders and our portion of the estimated cost to settle all of the remaining securities cases outstanding.

(10)	Relates to acquisitions by our Medical Devices segment, primarily VNUS Medical Technologies, Inc.

(11)

Represents other income recorded under our tax sharing agreement with Tyco International and Tyco Electronics, primarily resulting from Tyco International’s settlement with the IRS of certain outstanding tax matters in the 2001 through 2004 audit cycle.

(12)

Primarily relates to an increase in income tax liabilities resulting from the effect of Tyco International’s settlement with the IRS of certain outstanding tax matters in the 2001 through 2004 audit cycle and withholding tax incurred on repatriated earnings.

(13)	Represents the sales and direct costs attributable to selling oxycodone hydrochloride extended-release tablets (Oxy ER).

Covidien plc

Segment and Geographical Sales

Fiscal Years Ended September 24, 2010 and September 25, 2009

(dollars in millions)

	Fiscal Years Ended
	September 24, 2010	September 25, 2009	Percent change	Currency impact	Operational growth (1)
Medical Devices
United States	$2,839	$2,528	12%	—%	12%
Non-U.S.	3,876	3,533	10	5	5

	$6,715	$6,061	11	3	8

Pharmaceuticals
United States	$1,372	$1,509	(9)%	—%	(9)%
Non-U.S.	619	587	5	3	2

	$1,991	$2,096	(5)	1	(6)

Medical Supplies
United States	$1,514	$1,534	(1)%	—%	(1)%
Non-U.S.	209	218	(4)	1	(5)

	$1,723	$1,752	(2)	—	(2)

Net sales of reportable segments
United States	$5,725	$5,571	3%	—%	3%
Non-U.S.	4,704	4,338	8	4	4

	$10,429	$9,909	5	2	3

Sales of Oxy ER
United States	$—	$354	(100)%	—%	(100)%

Covidien plc
United States	$5,725	$5,925	(3)%	—%	(3)%
Non-U.S.	4,704	4,338	8	4	4

	$10,429	$10,263	2	2	—

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc

Select Product Line Sales

Fiscal Years Ended September 24, 2010 and September 25, 2009

(dollars in millions)

	Fiscal Years Ended
	September 24, 2010	September 25, 2009	Percent change	Currency impact	Operational growth (1)
Medical Devices
Endomechanical Instruments	$2,139	$1,982	8%	3%	5%
Soft Tissue Repair Products	854	807	6	3	3
Energy Devices	992	867	14	2	12
Oximetry & Monitoring Products	755	636	19	2	17
Airway & Ventilation Products	770	763	1	3	(2)
Vascular Products	810	574	41	3	38

Pharmaceuticals
Specialty Pharmaceuticals	$473	$544	(13)%	—%	(13)%
Active Pharmaceutical Ingredients	395	405	(2)	1	(3)
Contrast Products	604	591	2	2	—
Radiopharmaceuticals	519	556	(7)	—	(7)

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.